Exhibit 99.1

POMEROY IT SOLUTIONS
COMMENTS ON SCHEDULE 13D FILING BY LARGE STOCKHOLDER

Hebron, KY – April 9, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that its Board of Directors has received a letter from David B. Pomeroy, II, a director of the Company and its largest stockholder, proposing to acquire, with a financial partner, all of the outstanding common stock of the Company not owned by him for a price of $7.05 per share.  The letter identifies Charlesbank Equity Fund VI, LP as his financial partner.  A copy of the letter was also filed as an exhibit to a Schedule 13D filing that Mr. Pomeroy made with the United States Securities Exchange Commission on April 8, 2008.    This non-binding indication of interest from Mr. Pomeroy has been referred to a Special Committee for review.  The Special Committee will consider Mr. Pomeroy’s offer as well as explore a range of other alternative transactions that could enhance stockholder value.

About Pomeroy IT Solutions, Inc.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements
Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; loss of key personnel; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers  and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to manage risks associated with customer projects;  litigation; and the ability to attract and retain technical and other highly skilled personnel.  These statements are only predictions.  Actual events or results may differ materially.

Contact:
Keith R. Coogan, President & CEO
(859) 586-0600 x1423